UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.

(Name of Registrant as Specified In Its Charter)

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

303-623-2577

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 18, 2012

Dear Stockholders of the Macquarie Global Infrastructure Total Return Fund Inc.:

We recently mailed to you proxy materials for the upcoming Annual Meeting of Stockholders of the Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund” or “MGU”), to be held on June 21, 2012. In these materials, your Board of Directors is asking you to use the White Proxy Card to authorize your proxy “FOR” the re-election of Gordon A. Baird as a Class I Director of the Fund and “AGAINST” Proposal 2. We hope you will take a moment to review these materials and to authorize your proxy in accordance with your Board of Directors’ recommendations.

You may have already received proxy solicitation materials with a proxy card from a dissident stockholder group led by the hedge fund operator, Arthur Lipson, and his advisory firm (“Western”). Their actions represent an attempt by Western and four hedge funds it advises to coerce the Fund and its management to sacrifice the long-term future of the Fund for their own short-term profit. Do not be confused – Western’s sole duties are to the hedge funds and other wealthy clients they advise and, despite any claims they may make to the contrary, it owes no duties of fairness or full disclosure to the Fund or to you, the Fund’s stockholders.

We believe that the principal actions proposed by Western, which are designed to result in a quick trading profit for their hedge fund investors, would ultimately increase Fund expenses and disrupt the Fund’s investment program. In contrast, your Board of Directors is committed to balancing the interests of all stockholders of the Fund and ensuring that the Fund’s investment manager, Macquarie Capital Investment Management LLC (“Management”), continues to meet the Fund’s investment objectives.

Western’s solicitation is not endorsed by the Fund or your Board of Directors, and your Board of Directors strongly opposes Western’s attempt to replace Gordon A. Baird — an experienced Director of the Fund since its inception — with Western’s proposed director. Your Board of Directors also strongly opposes Proposal 2, which was submitted by a member of Western’s group.

We would like to take this opportunity to highlight to you some of MGU’s successes since the financial crisis of 2008-09, and why we believe that we are on a very strong path.

•

The Fund’s performance has been very positive. The Fund’s three year market price total return (ending April 30, 2012) was 97.8%. The two year return was 34.2%, and the one year return was 1.5%. Over the same periods, the S&P Global Infrastructure Index, the index hand-picked by Western for comparison purposes in their filing, had three, two and one year returns of only 51.6%, 12.8% and -4.7%, respectively.

•

The Fund has meaningfully increased its quarterly distributions to stockholders. As the global financial crisis began to take its toll on global economies and markets in 2008-09, the Board, with the recommendation of Management, determined that it was prudent to reduce the Fund’s distributions based on the multiple exogenous risks that existed at that time. When the Board and Management believed that those risks had begun to diminish as reflected in greater stability in the markets and global economies, the Fund began prudently raising its distributions in a responsible manner consistent with the Fund’s investment program. Since 2010, the Fund’s quarterly distribution has been raised three times for an aggregate increase of 50% (from $0.16 to $0.24 per share per quarter). The Board and Management are hopeful that continued strengthening of infrastructure company fundamentals and reduced borrowing costs will allow the Board to consider continued prudent increases in distributions in the future.

•

The Fund’s discount has been steadily narrowing. For periods ending April 30, 2012, the Fund has seen its discount shrink over each of the last three years – it has narrowed 8.3% over the last three years; 5.8% over the last two years; and 2.9% over the last year. The Board and Management believe that this reduction reflects the market’s developing recognition of the multiple attractive characteristics of the Fund in the current economic environment.

We are pleased to share with you these positive results and hope that you agree that it has been a period of strong returns, improving distributions and a narrowing discount.

We strongly urge you to support the Fund by completing, signing and dating the enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Please do not sign or vote any gold or other color proxy card sent to you by Western or its associates. If you have already returned a gold or other color proxy card from Western and wish to vote according to the recommendations of your Board of Directors, please return a currently dated White Proxy Card. If you have already returned the original White Proxy Card sent to you, we kindly ask that you sign and return this White Proxy Card too, as it is the most recently dated card that counts in a proxy contest such as this. We thank you for your support.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to authorize your proxy FOR your Board’s nominee and AGAINST Proposal 2.

We thank you for your continued support.

Sincerely,

The Directors of the Macquarie Global Infrastructure Total Return Fund Inc.